Exhibit 10.7

2014 Compensation Arrangements with Executive Officers
2014 Salaries

Officer	Title	2014 Base Salary
Mark Foley	President and Chief Executive Officer	$500,000
Patrick Williams	Chief Financial Officer	$320,000
Carl Lamm	Vice President, Operations	$250,000
Sergio Garcia	Senior Vice President, General Counsel and Secretary	$310,000
Keith Sullivan	Senior Vice President, Worldwide Sales and Marketing	$325,000
Len DeBenedictis	Chief Technology Officer	$300,000
Description of 2014 Bonus Plan
Pursuant to the ZELTIQ 2014 Corporate Bonus Plan (the “Plan”), each employee has been assigned a target bonus equal to a percentage of that employee’s annual base salary. Under the Plan, the target bonus as a percentage of base salary for each of the Executive Officers is as follows:

Officer	Title	Percentage of Base Salary
Mark Foley	President and Chief Executive Officer	75%
Patrick Williams	Chief Financial Officer	50%
Carl Lamm	Vice President, Operations	45%
Sergio Garcia	Senior Vice President, General Counsel and Secretary	45%
Keith Sullivan	Senior Vice President, Worldwide Sales and Marketing	70%
Len DeBenedictis	Chief Technology Officer	45%
In the case of Mr. Foley, 100% of his bonus will be determined based upon ZELTIQ’s achievement of the “Corporate Objective,” which is achieved if (1) the company’s actual 2014 revenue equals the revenue set forth in the company’s budget, and (2) the company’s actual 2014 EBITDA (earnings before interest, taxes, depreciation and amortization)(excluding stock-based compensation) equals the EBITDA (excluding stock-based compensation) set forth in the company’s budget. In the case of the other Executive Officers, 70% of their respective bonuses will be determined based upon ZELTIQ’s achievement of the “Corporate Objective,” and the remainder based upon their respective performances as against their respective individual goals, which are yet to be established.
No bonus will be achieved under the revenue component of the Corporate Objective unless a specified minimum amount of 2014 revenue is recognized, and no bonus will be achieved under the EBITDA (excluding stock-based compensation) component of the Corporate Objective unless a specified minimum amount of 2014 EBITDA (excluding stock-based compensation) is achieved. At the minimum levels, 50% of the Corporate Objective component of target bonuses will be earned. For amounts above these minimums, actual bonuses related to the Corporate Objective will increase, with 70% of the Corporate Objective weighted to the revenue component, and 30% weighted to the EBITDA (excluding stock-based compensation) component. The maximum bonus payable is 200% of target bonus, which with respect to the Corporate Objective will be reached if specified levels of each of the revenue component and EBITDA (excluding stock-based compensation) component, in excess of the amounts set forth in the company’s budget, are reached.

The Plan is subject to review and modification by the Compensation Committee of ZELTIQ at its discretion, and the Compensation Committee is authorized to increase or decrease the amount initially determined to be a bonus for each participant under the Plan at its discretion.

2014 Equity Grants
The stock options and restricted stock units (“RSUs”) granted to the Executive Officers were as follows:

Officer	Title	Number of Shares Subject to Stock Options	Number of Shares Subject to RSUs
Mark Foley	President and Chief Executive Officer	20,000	35,000
Patrick Williams	Chief Financial Officer	30,000	20,000
Carl Lamm	Vice President, Operations	5,000	10,000
Sergio Garcia	Senior Vice President, General Counsel and Secretary	7,500	12,000
Keith Sullivan	Senior Vice President, Worldwide Sales and Marketing	—	40,000
Len DeBenedictis	Chief Technology Officer	7,500	10,000
The stock options have an exercise price equal to the closing sale price of a share of ZELTIQ common stock on the date of grant, and vest over four years. The RSUs vest over four years.